Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of August 26, 2024 (the “Effective Date”), between NI Holdings, Inc., a North Dakota business corporation, (the “Corporation”), NODAK Insurance Company, a North Dakota insurance company (the “Company”), and Cindy L. Launer, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Company, and Executive desire to enter into an agreement providing for the terms of Executive’s employment with the Corporation and the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                  Employment. The Corporation and the Company employ Executive and Executive hereby accepts employment with the Corporation and the Company, on the terms and conditions set forth in this Agreement.

2.                  Duties of Employee. Executive shall serve as Interim President and Interim Chief Executive Officer of the Corporation and the Company and shall report directly to the Board of Directors of the Corporation (the “Corporation Board”) and the Company (the “Company Board” and collectively with the Corporation Board, the “Board”). Executive shall submit such direct reports as are needed, from time to time, and shall be responsible for the day-to-day operations of the Corporation and the Company and shall perform all reasonable duties assigned by the respective Board. Executive shall devote her full time, attention and energies to the business of the Corporation and the Company during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Corporation Board. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Company, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Company.

3.                  Term of Agreement.

(a)               Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date and shall continue until terminated pursuant to the terms of this Agreement.

(b)               Employment At-Will. The Corporation and Executive acknowledge that Executive’s employment is and shall continue to be “at will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Corporation at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, responsibility and reporting level, work schedule, compensation, and benefits, as well as the Corporation’s and the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Corporation (subject to any ramification such changes may have under Section 4 of this Agreement).

4.                  Employment Period Compensation, Benefits and Expenses.

(a)               Base Salary. For services performed by Executive under this Agreement, the Corporation shall pay Executive a base salary during the Employment Period at the rate of $100,000 per month, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Corporation (the “Monthly Base Salary”), beginning September 1, 2024 and ending on the last day of any full month of Executive’s employment as Interim Chief Executive Officer. If Executive’s employment is terminated before the last day of a calendar month, Executive shall receive the full amount of the Monthly Base Salary with respect to such period.

(b)               Vacations, Holidays, etc. During the term of this Agreement, Executive shall be entitled to vacation in accordance with the policies as established from time to time by the Corporation. Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Corporation to regular full-time employees and senior executive officers.

(c)               Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Corporation.

5.                  Unauthorized Disclosure. During the term of her employment hereunder, or at any later time, Executive shall not, without the written consent of the Corporation Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Company or the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive of the Company and the Corporation, any material confidential information obtained by her while in the employ of the Company and the Corporation with respect to any of the Company’s, the Corporation’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Company or the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or the Corporation or any information that must be disclosed as required by law.

6.                  Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by United States registered or certified mail, postage prepaid with return receipt requested, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Company, in the case of notice to the Company or the Corporation.

7.                  Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer of the Corporation and the Company specifically designated by the respective Board or a Board member. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.                  Assignment. This Agreement shall not be assignable by any party, except by the Company to any successor in interest to its business.

9.                  Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

10.               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.               Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota, without regard to its conflict of laws principles.

12.               Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

13.                Application of Code Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NODAK INSURANCE COMPANY

By:	/s/ Eric Aasmundstad
Name: Eric Aasmundstad
Title: Director

NI HOLDINGS, INC.

By:	/s/ Eric Aasmundstad
Name: Eric Aasmundstad
Title: Chairman of the Board

CINDY L. LAUNER

/s/ Cindy L. Launer

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